EXHIBIT 5

July 17, 2026

The Travelers Companies, Inc.

485 Lexington Avenue

New York, NY 10017

Re:          The Travelers Companies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, Corporate Secretary and Group General Counsel of The Travelers Companies, Inc., a Minnesota corporation (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering by the Company of up to 8,000,000 shares of common stock, without par value (the “Common Stock”), of the Company that may be offered pursuant to an amendment (the “Amendment”) to The Travelers Companies, Inc. Amended and Restated 2023 Stock Incentive Plan (the “Plan”). The Amendment was approved by the Company’s shareholders at its 2026 Annual Meeting of Shareholders on May 20, 2026. I have examined the Company’s Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws, and the Plan, as amended by the Amendment, and have reviewed such other documents and such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:

1.            The Company is duly and validly organized and existing and in good standing under the laws of the State of Minnesota.

2.            The Company has duly authorized the issuance of the shares of Common Stock.

3.            The shares of Common Stock that may be issued in accordance with the terms and provisions of the Plan, as amended by the Amendment, will be, upon issuance, validly issued, and fully paid and nonassessable.

I do not express any opinion herein concerning any laws of any jurisdiction other than the laws of the State of Minnesota.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Interests of Named Experts and Counsel” contained in the Registration Statement without implying or admitting that I am an “expert” within the meaning of the Securities Act, or other rules or regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Wendy C. Skjerven
Vice President, Corporate Secretary and Group General Counsel